Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

KBR, INC.

and

TRINZIC, INC.

Dated as of [●], 20[●]

i

TABLE OF CONTENTS (CONT’D)

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [●], 20[●], is entered into by and between KBR, Inc., a Delaware corporation (the “Parent”) and Trinzic, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“SpinCo”).  “Party” or “Parties” means Parent or SpinCo, individually or together, as the case may be.  Capitalized terms used and not otherwise defined herein, shall have the meaning set forth in the Separation Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently conducts the Parent Retained Business and the SpinCo Business;

WHEREAS, the Parent Board has determined that it is appropriate, desirable, and in the best interests of Parent and its stockholders to separate Parent into two separate, publicly traded companies, one for each of (i) the Parent Retained Business, which shall be owned and conducted, directly or indirectly, by the Parent Group and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by the SpinCo Group, in the manner contemplated by the Separation and Distribution Agreement by and between the Parties, dated as of [●], 20[●] (the “Separation Agreement”);

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities, and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions, and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1          General.  As used in this Agreement, the following terms shall have the following meanings:

“Action” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Automatic Transfer Parent Employee” shall mean any Parent Employee where the Transfer Regulations provide for an automatic transfer of such Employee to the Parent Group by operation of Law and such transfer occurs as a result of the transactions contemplated by the Separation Agreement.

“Automatic Transfer SpinCo Employee” shall mean any SpinCo Employee, where the Transfer Regulations provide for an automatic transfer of such employee to the SpinCo Group by operation of Law and such transfer occurs as a result of the transactions contemplated by the Separation Agreement.

“Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each other benefit or compensation plan, program, policy, agreement, or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, transaction, retention, fringe benefit, stock purchase, cash bonus, commission or equity-based or long term incentive or other benefit or compensation plan, program, agreement, policy, or other arrangement, in each case, that is maintained for the benefit of current and/or former directors, officers, consultants, or employees, excluding any plan, program, or arrangement that is sponsored, maintained, or administered by any Governmental Entity and any Multiemployer Plan.

“CBA Liabilities” shall mean all Liabilities arising under or related to any Collective Bargaining Agreement that covers the SpinCo Business, SpinCo Employees, or Former SpinCo Service Providers; provided that the term “CBA Liabilities” shall not include any Liability related to a period prior to the Distribution Date under a Parent Benefit Plan that is specifically retained by a member of the Parent Group pursuant to this Agreement or the Transition Services Agreement, but shall include all Liabilities related to or arising from any Multiemployer Plan contributed to pursuant to such Collective Bargaining Agreements.

“Collective Bargaining Agreement” shall mean each collective bargaining agreement, works council agreement, or other Contract with a Union.

“Contributed Employee” shall mean each individual employed by the SpinCo Group as of immediately prior to the Effective Time who (i) prior to the Internal Reorganization, was employed by an entity that is part of the SpinCo Group and primarily dedicated to the SpinCo Business or (ii) is a Corporate/IT SpinCo Employee.

“Corporate/IT SpinCo Employee” shall mean each employee employed by Parent or any of its Subsidiaries or Affiliates who is not primarily engaged in the SpinCo Business and is transferring or assigned to the SpinCo Group by Parent.

“Delayed Transfer Parent Employee” shall mean each individual employed by the SpinCo Group as of the Effective Time (i) whom the Parties reasonably determine is not primarily engaged in a SpinCo Business, and (ii) whose employment is reasonably determined by the Parties not to be eligible to be transferred from the SpinCo Group to a member of the Parent Group (other than SpinCo Group) at or prior to the Effective Time as a result of (A) requirements under applicable Law, (B) global mobility needs, (C) participation in a long-term disability plan or similar arrangement, or (D) a delay in setting up the Parent Retained Business operations in a particular jurisdiction sufficient to employ such individual.

“Delayed Transfer Date” shall mean the date on which it is determined by Parent that either (i) a Delayed Transfer SpinCo Employee or Delayed Transfer Parent Employee is permitted to transfer from the Parent Group to the SpinCo Group or from the SpinCo Group to the Parent Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the SpinCo Employee by the SpinCo Group or the Parent Employee by the Parent Group, as applicable.

“Delayed Transfer SpinCo Employee” shall mean each individual employed by Parent or a member of the Parent Group as of the Effective Time (i) whom the parties reasonably determine is primarily engaged in the SpinCo Business or who is a Corporate/IT SpinCo Employee, (ii) whose employment is reasonably determined by the Parties not to be eligible to be transferred from the Parent Group to a member of the SpinCo Group at or prior to the Effective Time as a result of (A) requirements under applicable Law, (B) global mobility needs, (C) participation in a long-term disability plan or similar arrangement, or (D) a delay in setting up SpinCo Business operations in a particular jurisdiction sufficient to employ such individual, and (iii) who becomes eligible to be lawfully employed by SpinCo within ninety (90) days of the Effective Time.

“Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted prior to the Effective Time by the Parent Board in its sole and absolute discretion for purposes of making equitable adjustments to the Parent LTI Awards held by SpinCo Employees under the Parent Stock Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

“Foreign Benefit Plan” shall mean any Benefit Plan that is maintained primarily for the benefit of employees outside the United States (whether or not subject to U.S. Laws).

“Former SpinCo Service Provider” shall mean:

(a)          each individual (i) whose employment or service with Parent or any of its Subsidiaries or Affiliates terminated for any reason prior to the Effective Time, and (ii) who was primarily engaged in the SpinCo Business as of immediately prior to such termination; or

(b)          any former employee, independent contractor, or consultant of Parent or any of its Subsidiaries or Affiliates who was primarily engaged in a SpinCo Former Business (i) at the time either (A) such business was sold, conveyed, assigned, transferred, spun‑off, split-off, or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the SpinCo Group or the Parent Group, or (B) the operations, activities or production of which were discontinued, abandoned, completed, or otherwise terminated (in whole or in part), or (ii) at any other time, but in such case only to the extent relating to his or her service with such SpinCo Former Business.

“Group” shall mean (i) with respect to Parent, the Parent Group, and (ii) with respect to SpinCo, the SpinCo Group.

“Individual Agreement” shall mean any Benefit Plan which is (i) an employment contract, (ii) a retention, severance, or change in control agreement, or (iii) any other agreement containing restrictive covenants (including confidentiality, noncompetition, and non-solicitation provisions), in each case, between a member of the Parent Group and a SpinCo Employee, as in effect immediately prior to the Effective Time.

“Internal Reorganization” shall have the meaning set forth in the Separation Agreement.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Non-Assignable Individual Agreement” shall have the meaning set forth in Section 2.9(a).

“Non-Automatic Transfer SpinCo Employees” shall mean each individual employed by Parent or a member of the Parent Group who is primarily engaged in the SpinCo Business or is a Corporate/IT SpinCo Employee and is not an Automatic Transfer SpinCo Employee or a Contributed Employee.

“Other Service Provider” shall mean each individual who (i) (A) is or was engaged as an independent contractor or consultant by Parent or any of its Subsidiaries or Affiliates, or (B) is a current or former employee of Parent or any of its Subsidiaries or Affiliates, and (ii) is not a Parent Employee, a SpinCo Employee, a SpinCo Independent Contractor, or a Former SpinCo Service Provider.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Benefit Plan” shall mean each Benefit Plan that is (a) maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into, by Parent or any of its Affiliates (including SpinCo and its Subsidiaries) for the benefit of any SpinCo Employee or any other current or former director, officer, consultant, employee, or other individual service provider of the SpinCo Business or (b) under or with respect to which SpinCo or any of its Subsidiaries has any Liability; provided that any such Benefit Plan  shall not include a SpinCo Benefit Plan.

“Parent Deferred Compensation Plans” shall mean the KBR Elective Deferral Plan and the KBR Benefit Restoration Plan, each as in effect immediately prior to the Effective Time.

“Parent Employee” shall mean (i) each individual employed by Parent or a member of the Parent Group as of immediately prior to the Effective Time who is not a Delayed Transfer SpinCo Employee, and (ii) each Delayed Transfer Parent Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day, or similar short- or long-term absence.

“Parent Foreign Benefit Plan” shall mean each Parent Benefit Plan that is a Foreign Benefit Plan.

“Parent Group” shall have the meaning set forth in the Separation Agreement.

“Parent International Savings Plans” shall mean the KBR (Canada) Company Defined Contribution Retirement Program, the Australia Superannuation, and any other similar international defined contribution plans maintained by Parent or any member of the Parent Group.

“Parent LTI Award” shall mean a Parent Performance Award or Parent Restricted Stock Unit Award.

“Parent Performance Award” shall mean an award granted by Parent pursuant to the Parent Stock Plan that was denominated as an award of “Performance Units” or a “Performance Stock Unit” and that, as of immediately prior to the Distribution Date, vests based on a combination of continued employment or service of the recipient thereof and the achievement of applicable performance metrics.

“Parent Restricted Stock Unit Award” shall mean an award granted by Parent pursuant to the Parent Stock Plan that was denominated as a “Restricted Stock Unit,” a “Performance Stock Unit,” or an award of “Performance Units” under the terms of such plan and the related award agreement and as of immediately prior to the Distribution Date vests solely based on the continued employment or service of the recipient thereof.

“Parent Stock Plan” shall mean the Amended and Restated KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated effective as of May 19, 2021, and further amended as of September 17, 2025.

“Parent U.S. Savings Plans” shall mean the KBR, Inc. Retirement and Savings Plan and any other single employer defined contribution retirement plan sponsored and maintained by Parent or any of its Affiliates that is intended to be qualified under Section 401(a) of the Code.

“Parent Welfare Plans” shall mean any Parent Benefit Plan that is a Welfare Plan.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Qualifying Offer of Employment” shall mean an offer of employment consistent with the terms of employment set forth in Section 2.4.

“RCAs” has the meaning set forth in Section 5.10.

“Replication Plan” shall mean each Parent Foreign Benefit Plan that is designated by Parent as a plan that is intended to be replicated, established, and maintained by SpinCo for SpinCo Employees and Former SpinCo Service Providers effective as of the Distribution Date, together with any such plans that SpinCo is required to establish or maintain by applicable Law for SpinCo Employees and Former SpinCo Service Providers; provided, however, that, prior to replicating any such Parent Foreign Benefit Plan, Parent may review the utilization of such plan and decide that any plan with low utilization should not be a Replication Plan to the extent permitted by applicable Law.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plan” shall mean each single-employer defined contribution retirement plan established prior to the Distribution Date that is sponsored and maintained by SpinCo or any member of the SpinCo Group and that is intended to be qualified under Section 401(a) of the Code, including any such plan established prior to the Distribution Date to which all Assets and Liabilities related to the accounts of SpinCo Employees and Former SpinCo Service Providers under the Parent U.S. Savings Plan are transferred or allocated in accordance with Section 414(l) of the Code.

“SpinCo Benefit Plan” shall mean each Benefit Plan (i) that is maintained, sponsored, contributed to or entered into, or is required to be maintained, sponsored, contributed to or entered into solely by SpinCo or a Subsidiary thereof solely for the benefit of SpinCo Employees and/or Former SpinCo Service Providers, (ii) to which SpinCo or any of its Subsidiaries (and none of the Parent or any of its other Subsidiaries) is a party, or (iii) that SpinCo or any of its Subsidiaries otherwise has assumed liability or obligation pursuant to this Agreement.

“SpinCo Common Stock” shall mean the common stock, par value $0.001 per share, of SpinCo.

“SpinCo Deferred Compensation Plans” shall mean, collectively, (i) the SGT Inc. Nonqualified Deferred Compensation Plan and (ii) each nonqualified deferred compensation plan, program, or arrangement (other than a tax-qualified retirement plan) (A) established prior to the Distribution Date that is sponsored and maintained by SpinCo or any member of the SpinCo Group, (B) that provides for the deferral of eligible compensation on terms substantially the same on the Distribution Date (including with respect to employer costs but disregarding available notional investment options) as the corresponding Parent Deferred Compensation Plans, and (C) to which all Liabilities related to the accounts of SpinCo Employees and Former SpinCo Service Providers under Parent Deferred Compensation Plans are transferred or allocated.

“SpinCo Employee” shall mean (i) each Contributed Employee, Automatic Transfer SpinCo Employee, and Non-Automatic Transfer SpinCo Employee, and (ii) each Delayed Transfer SpinCo Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day, or similar short- or long-term absence.

“SpinCo ESPP” shall have the meaning set forth in Section 4.3.

“SpinCo Flex Plan” shall have the meaning set forth in Section 3.1(b).

“SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“SpinCo Independent Contractor” shall mean, as of immediately prior to the Effective Time, each individual who is engaged as an independent contractor or consultant by the SpinCo Group or a member of the Parent Group whose services are primarily dedicated to the SpinCo Business, including those whose contracts are transferred to the SpinCo Group pursuant to Section 2.2(c).

“SpinCo RSU Award” shall mean a time-vesting restricted stock unit award in respect of shares of SpinCo Common Stock.

“SpinCo Stock Plan” shall have the meaning set forth in Section 4.3.

“SpinCo Unit Award” shall mean a cash-settled long-term incentive award.

“SpinCo U.S. Pension Plan” shall mean the Wyle Inc. Retirement Plan.

“SpinCo Welfare Plans” shall mean any SpinCo Benefit Plan that is a Welfare Plan.

“Transferred Account Balances” shall have the meaning set forth in Section 3.1(b).

“Transfer Regulations” shall mean (i) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses, or parts of undertakings or businesses and legislation and regulations of any EU Member State implementing such directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

“UK DB Pension Plan” shall mean the Kellogg Brown & Root (UK) Limited Pension Plan governed by a Definitive Trust Deed and Rules dated September 16, 2011 (as amended).

“UK DC Pension Plan” shall mean the LifeSight Master Trust.

“Union” shall mean any labor union, labor organization, works council, or other employee representative.

“U.S. Pension Participants” shall have the meaning set forth in Section 3.5.

“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) whether or not subject to ERISA or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs, or cashable credits.

Section 1.2          References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits, and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The word “or” shall have the inclusive meaning represented by the phrase “and/or”.  Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.  Any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified, or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability.  Reference in this Agreement to any time shall be to Houston, Texas time unless otherwise expressly provided herein.  Unless the context requires otherwise, references in this Agreement to “Parent” shall also be deemed to refer to the applicable member of the Parent Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Parent or SpinCo shall be deemed to require Parent or SpinCo, as the case may be, to cause the applicable members of the Parent Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever Parent’s consent is required under this Agreement, such consent may be withheld, delayed, or conditioned by Parent in its sole and absolute discretion, and whenever any action hereunder is at Parent’s discretion, such action shall be at Parent’s sole and absolute discretion.  In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1          Nature of Liabilities.  All Liabilities assumed or retained by a member of the Parent Group under this Agreement shall be Parent Retained Liabilities for purposes of the Separation Agreement.  All Liabilities assumed or retained by the SpinCo Group under this Agreement shall be SpinCo Liabilities for purposes of the Separation Agreement.  Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement or the Separation Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time and subject to the provisions of the Transition Services Agreement, (a) SpinCo shall, and is expected to, satisfy any Liability (or portion thereof) it assumes or retains pursuant to this Agreement, whether or not Parent has been legally relieved of such Liability, and (b) Parent shall, and is expected to, satisfy any Liability (or portion thereof) it assumes or retains pursuant to this Agreement, whether or not SpinCo has been legally relieved of such Liability.

Section 2.2          Transfers of Employees and Independent Contractors Generally.

(a)          Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Parent shall use commercially reasonable efforts to (i) cause the employment of any SpinCo Employee not already employed by the SpinCo Group to be transferred to the SpinCo Group as of immediately prior to the Effective Time, and (ii) cause the employment of any Parent Employee who is employed by the SpinCo Group to be transferred to the Parent Group as of immediately prior to the Effective Time.

(b)          Each of the Parties agrees to execute, and to seek to have the applicable SpinCo Employees and any Parent Employee execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

(i)          Parent shall cause each Automatic Transfer SpinCo Employee to be employed by a member of the SpinCo Group at or prior to the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and SpinCo agrees to take all actions reasonably necessary to cause the Automatic Transfer SpinCo Employees to be so employed.  If an Automatic Transfer SpinCo Employee objects to the transfer of employment to the SpinCo Group as permitted under applicable Law and consequently does not become an employee of the SpinCo Group and is terminated by the Parent Group as a result, the SpinCo Group shall be responsible for any severance or termination costs incurred in connection with such termination of employment.

(ii)          Parent shall cause each Automatic Transfer Parent Employee to be employed by a member of the Parent Group at or prior to the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Parent agrees to take all actions reasonably necessary to cause the Automatic Transfer Parent Employees to be so employed.  If an Automatic Transfer Parent Employee objects to the transfer of employment to the Parent Group as permitted under applicable Law and consequently does not become an employee of the Parent Group and is terminated by the SpinCo Group as a result, then the Parent Group shall be liable for any severance or termination costs incurred by the Parent Group or the SpinCo Group in connection with such termination of employment.

(iii)          SpinCo or its applicable Subsidiary shall make a Qualifying Offer of Employment to each Non-Automatic Transfer SpinCo Employee who is not already employed by a member of the SpinCo Group prior to the Effective Time to become employed by a member of the SpinCo Group effective as of or prior to the Effective Time, or as of the applicable Delayed Transfer Date, if applicable (and, in such case, such offer may be made by the applicable member of the SpinCo Group); provided that (A) if the applicable member of the SpinCo Group fails to make such a Qualifying Offer of Employment to a Non-Automatic Transfer SpinCo Employee or (B) such Non-Automatic Transfer SpinCo Employee does not accept such Qualifying Offer of Employment, and, in each case, such Non-Automatic Transfer SpinCo Employee does not become employed by a member of the SpinCo Group and is terminated by Parent as a result, the SpinCo Group shall be responsible for any severance or termination costs incurred in connection with such termination of employment.  Notwithstanding the foregoing, the Parties agree that, where permissible under applicable Law, such offers of employment shall be made by the applicable member of the SpinCo Group to avoid the payment of severance and other termination-related liabilities, including accrued but unused vacation pay or paid time off.

(c)          Through and until immediately before the Effective Time, Parent shall request and use reasonable best efforts to effect the transfer of any contract of services of any material SpinCo Independent Contractor to the SpinCo Group as of immediately prior to the Effective Time.

Section 2.3          Assumption and Retention of Liabilities Generally.

(a)          Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Parent shall, or shall cause one or more members of the Parent Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill, and satisfy (i) all Liabilities, whenever incurred under or related to all of the Parent Benefit Plans (except as provided in Section 2.3(b)); (ii) all Liabilities with respect to the employment, service, termination of employment, or termination of service of all the Parent Employees, prospective employees of the Parent Retained Business, all Other Service Providers, and each of their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities expressly assigned to or assumed by a member of the Parent Group under this Agreement.

(b)          Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, SpinCo shall, or shall cause the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill, and satisfy (i) all Liabilities under all SpinCo Benefit Plans, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment, or termination of service of all SpinCo Employees, prospective employees of the SpinCo Business, Former SpinCo Service Providers, and SpinCo Independent Contractors and each of their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred, except, in each case, any such Liabilities under or related to any Parent Benefit Plan or other Parent Retained Liability; (iii) the CBA Liabilities; and (iv) all other Liabilities expressly assigned to or assumed by the SpinCo Group under this Agreement.  Notwithstanding the foregoing, the SpinCo Group shall not assume or be liable for any severance or termination payments incurred by Parent or any of its Affiliates in connection with the Internal Reorganization.

(c)          Subject to the following sentence, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement or the Transition Services Agreement, the responsibility of the other Party or any of its Affiliates.  Notwithstanding anything to the contrary herein, any amount to be paid by SpinCo in respect of a SpinCo Liability pursuant to this Agreement or any amounts to be paid by Parent in respect of a Parent Retained Liability pursuant to this Agreement shall be paid in the manner set forth in Section 9.10 of the Separation Agreement.

(d)          Notwithstanding that a Delayed Transfer SpinCo Employee or Delayed Transfer Parent Employee shall not become employed by a member of the SpinCo Group or the Parent Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) SpinCo or Parent shall be responsible for, and shall timely reimburse (for the avoidance of doubt, in accordance with Section 2.3(c)) the other for, all Liabilities otherwise assumed by SpinCo or Parent, as applicable, under this Agreement incurred by Parent or SpinCo, respectively, with regard to each such Delayed Transfer SpinCo Employee or Delayed Transfer Parent Employee from the Effective Time to the Delayed Transfer Date applicable to such employee, and (ii) the Parties shall use commercially reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer SpinCo Employees and Delayed Transfer Parent Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.  As the context requires, with respect to Delayed Transfer SpinCo Employees and Delayed Transfer Parent Employees, references throughout this Agreement to the “Distribution Date” shall be deemed to refer to the applicable Delayed Transfer Date.

Section 2.4          Treatment of Compensation and Benefit Arrangements; Terms of Employment.  Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations, or applicable Law, or (ii) expressly provided for in this Agreement, through December 31, 2027, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, provide or cause to be provided to each SpinCo Employee (A) a base salary or hourly wage rate, as applicable, and target annual or shorter term cash incentive opportunities (including sales commission opportunities) that are not less favorable in the aggregate than those provided to such SpinCo Employee immediately prior to the Distribution Date, (B) health, welfare, retirement, and nonqualified deferred compensation benefits that are not less favorable in the aggregate than those provided to such SpinCo Employee immediately prior to the Distribution Date (without regard to any severance, defined benefit pension plan benefits, and retiree medical or retiree life insurance benefits or, with respect to qualified retirement or nonqualified deferred compensation benefits, the availability of specific investment or notional investment options and any requirement to credit interest to participant account balances), and (C) severance benefits that are not less favorable than the severance benefits to which such SpinCo Employee would have been entitled pursuant to the terms of any Parent Benefit Plan that is a severance, change in control, retention, or layoff plan, as would have applied to such SpinCo Employee, if such SpinCo Employee had incurred a severance-qualifying termination of employment prior to the Distribution Date, in such case to be calculated on the basis of such SpinCo Employee’s compensation and service at the time of the layoff or other termination, provided that any SpinCo Employee who is party to an Individual Agreement shall be entitled to receive severance benefits not less favorable than the severance benefits set forth in such agreement.

Section 2.5          Participation in Parent Benefit Plans.  Except as provided in this Agreement or the Transition Services Agreement or under the terms of the applicable Parent Benefit Plan, effective at or prior to the Distribution Date, (i) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Parent Benefit Plan, and (ii) each SpinCo Employee shall cease active participation in, or accrual of new benefits under, or be eligible to contribute to any Parent Benefit Plan (except with respect to any previously accrued benefits that remain a Liability of any member of the Parent Group pursuant to this Agreement or applicable Law).

Section 2.6          Service Recognition.

(a)          From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, give each SpinCo Employee who is employed immediately following the Effective Time by the SpinCo Group credit for purposes of eligibility, vesting, and determination of level of benefits under any SpinCo Benefit Plan for such SpinCo Employee’s prior service with any member of the Parent Group or SpinCo Group or any predecessor thereto, to the same extent and for the same purpose such service was recognized by the applicable Parent Benefit Plan; provided that such service shall not be recognized to the extent that it would result in the duplication of benefits or compensation.

(b)          Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Distribution Date: (i) SpinCo shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each SpinCo Employee who is employed immediately following the Distribution Date by the SpinCo Group under any SpinCo Welfare Plan in which SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Parent Welfare Plan in which such employee participated immediately prior to the Distribution Date, and (ii) SpinCo shall use commercially reasonable efforts to provide, or cause each SpinCo Employee who is employed immediately following the Distribution Date by the SpinCo Group to be provided with, credit for any co-payments, deductibles, or other out-of-pocket amounts paid and credited under any Parent Benefit Plan during the plan year in which the Distribution Date occurs for purposes of satisfying the corresponding applicable co-payments, deductibles, or other out-of-pocket requirements under any SpinCo Welfare Plan for such plan year.

Section 2.7          Collective Bargaining Agreements.

(a)          Notwithstanding anything in this Agreement to the contrary, Parent and SpinCo shall, to the extent required by applicable Law or Collective Bargaining Agreement, take or cause to be taken all actions that are necessary (if any) for SpinCo or the SpinCo Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any preexisting collective bargaining relationships (in each case, subject to Section 2.7(c), including obligations that arise in respect of the period both before and after the date of employment by the SpinCo Group) in respect of any SpinCo Employees, Former SpinCo Service Providers, and any Unions representing the SpinCo Employees.

(b)          Effective at or prior to the Effective Time, to the extent required by applicable Law or Collective Bargaining Agreement, SpinCo shall, or shall cause the SpinCo Group to, (i) continue to maintain or to assume and honor all Collective Bargaining Agreements and preexisting collective bargaining relationships (in each case, subject to Section 2.7(c), including obligations that arise in respect of the period both before and after the date of employment by the SpinCo Group) that are applicable to any SpinCo Employee or Former SpinCo Service Provider and the CBA Liabilities, and (ii) join or continue membership in any industrial, employer or similar association or federation if membership is required for the relevant Collective Bargaining Agreement to continue to apply.

(c)          Notwithstanding the foregoing, nothing in this Agreement shall require SpinCo or any of its Subsidiaries to maintain a Parent Benefit Plan.  Parent agrees to cooperate in good faith with SpinCo, and use commercially reasonable efforts to seek, to the extent permitted under applicable Law and subject to any required Union consent, to remove reference to, and requirements related to, any Parent Benefit Plan from any Collective Bargaining Agreement prior to the Effective Time (or the end of the applicable benefit coverage period under the Transition Services Agreement) and to replace such reference with the applicable SpinCo Benefit Plan.

(d)          Prior to the Effective Time, Parent shall use commercially reasonable efforts, or shall cause the appropriate member of the Parent Group to use commercially reasonable efforts, to assign to the appropriate member of the SpinCo Group each Collective Bargaining Agreement covering SpinCo Employees to which a member of the Parent Group is a party and a member of the SpinCo Group is not a party, and provide notice to, or obtain consent of, the applicable Union in connection with such assignment, in each case, to the extent required under the applicable Collective Bargaining Agreement or applicable Law.  Notwithstanding anything to the contrary herein, the failure to obtain any such consent nor the failure to effect any such assignment due to Union action or inaction shall not constitute a breach of this Agreement.  Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Parent Group or the SpinCo Group to any Union or any other Person as described in such agreement.

Section 2.8          WARN.  Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken pursuant to this Agreement is intended to, or shall, constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

Section 2.9          Individual Agreements.

(a)          Assignment by Parent.  Subject to applicable Law and except (i) as provided otherwise in the Ancillary Agreements, (ii) in the event an Individual Agreement is superseded, or (iii) as otherwise agreed upon by the Parties, effective as of the Distribution Date, Parent hereby assigns, or causes an applicable member of the Parent Group to assign, to the appropriate member of the SpinCo Group, all Individual Agreements, with such assignment effective at or prior to the Effective Time; provided, however, that, to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective at or prior to the Effective Time, each member of the SpinCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement (“Non‑Assignable Individual Agreement”), such that each member of the SpinCo Group shall enjoy all the rights and benefits of the applicable member of the Parent Group under such agreement (including rights and benefits as a third-party beneficiary); provided, further, that, in no event shall Parent be permitted to enforce any restrictive covenants contained in any Individual Agreement against a SpinCo Employee, for action taken in such individual’s capacity as a SpinCo Employee.

(b)          Assumption by SpinCo.  Effective at or prior to the Effective Time, SpinCo hereby assumes and honors, or causes another appropriate member of the SpinCo Group to assume and honor, each Individual Agreement, including any rights, benefits, Liabilities, and obligations thereunder of the applicable member of the Parent Group.  SpinCo shall reimburse Parent in accordance with Section 2.3(c) for any costs and Liabilities borne by any member of the Parent Group under any Non-Assignable Individual Agreement.

(c)          Further Actions.  Solely to the extent required to cause the assignment and assumption of Individual Agreements as contemplated by this Section 2.9 to be effective, Parent and SpinCo shall, or shall cause a member of the Parent Group or the SpinCo Group, as applicable, to, take all actions reasonably necessary to effectuate such assignment and assumption.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1          Health and Welfare Benefit Plans.

(a)          Except as expressly provided otherwise in this Agreement or in the Transition Services Agreement or under the terms of the applicable Parent Welfare Plan, or as agreed by the Parties, (i) effective as of the Distribution Date, the active participation of each SpinCo Employee in a Parent Welfare Plan shall automatically cease; (ii) SpinCo shall, or shall cause the SpinCo Group to, have in effect, on the Distribution Date, SpinCo Welfare Plans providing health and welfare benefits for the benefit of each such SpinCo Employee consistent with Section 2.4 hereof; and (iii) effective on and after the Distribution Date, the Parent Group shall retain all Liabilities for all Welfare Plan claims of SpinCo Employees and Former SpinCo Service Providers and their covered dependents incurred under the corresponding Parent Welfare Plans, whether such claims incurred on, prior to, or after the Distribution Date; provided that SpinCo shall bear the cost of such claims, including claims with respect to coverage provided under COBRA or similar post-termination coverage rights.  SpinCo shall, or shall cause the applicable member of the SpinCo Group to, reimburse Parent (in accordance with Section 2.3(c)) in an amount equal to the actual benefit claims incurred by SpinCo Employees and Former SpinCo Service Providers and their covered dependents under the applicable Parent Welfare Plans (net of any amounts paid by third-party insurance and/or participant contributions).

(b)          Effective as of the Distribution Date or such later date determined pursuant to the Transition Services Agreement, SpinCo shall, or cause the SpinCo Group to, establish a cafeteria plan that shall provide health or dependent care flexible spending account benefits to SpinCo Employees on and after the Distribution Date (collectively, the “SpinCo Flex Plan”).  To the extent that the SpinCo Flex Plan is not operational on the Distribution Date, the Parties shall use commercially reasonable efforts to cause any health and dependent care flexible spending accounts of SpinCo Employees (whether positive or negative) (the “Transferred Account Balances”), determined as of the Distribution Date (or such later date determined pursuant to the Transition Services Agreement), to be transferred from Parent Welfare Plans to the SpinCo Flex Plan as soon as practicable after the SpinCo Flex Plan becomes operational.  Such SpinCo Flex Plan shall assume responsibility no later than the Distribution Date (or such later date determined pursuant to the Transition Services Agreement) for all outstanding health or dependent care claims under the corresponding Parent Welfare Plans of each SpinCo Employee as of the first day of the year in which the Distribution Date occurs and shall assume and agree to perform, discharge, fulfill, and satisfy the obligations of the corresponding Parent Welfare Plans from and after the Distribution Date.  Subject to Section 2.3(c), as soon as practicable after the Distribution Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Parent shall pay SpinCo the net aggregate amount of the Transferred Account Balances, if such amount is positive, and SpinCo shall pay Parent the net aggregate amount of the Transferred Account Balances, if such amount is negative.

Section 3.2          U.S. Savings Plans.  Immediately following the Distribution Date, the applicable member of the SpinCo Group shall continue to sponsor the SpinCo 401(k) Plan and the applicable member of the SpinCo Group shall retain all Assets and Liabilities thereunder, and Parent shall, or shall cause the applicable member of the Parent Group to, retain the sponsorship of Parent U.S. Savings Plans and all Assets and Liabilities thereunder.  Each SpinCo Employee and Former SpinCo Service Provider shall be given credit under the SpinCo 401(k) Plan for all service with and compensation from Parent and their respective predecessors as if it were service with and compensation from SpinCo for purposes of determining eligibility and vesting under the SpinCo 401(k) Plan to the same extent such service and compensation was credited to such person for the same purpose under the Parent U.S. Savings Plan.  The Parties shall cooperate and use commercially reasonable efforts to prevent SpinCo Employees from defaulting on any 401(k) plan loans as a result of the transactions contemplated by the Separation Agreement.  The Parties shall use commercially reasonable efforts to cause the SpinCo 401(k) Plan to continue to have a matching contribution opportunity that is no less favorable than the matching contribution opportunity provided to such SpinCo Employee under the applicable SpinCo 401(k) Plan as of the Distribution Date.

Section 3.3          International Savings Plans.  With respect to any Replication Plan that is intended to replace a Parent International Savings Plan, unless otherwise agreed by the Parties, as of, or as soon as practicable following the establishment of such Replication Plan, all insurance contracts and Assets and Liabilities associated with SpinCo Employees or Former SpinCo Service Providers who participate in such Parent International Savings Plan shall, to the extent required by the terms of the applicable Parent International Savings Plan or applicable Law, be transferred to the applicable Replication Plan in accordance with, and subject to, the terms of the applicable Parent International Savings Plan, the applicable Replication Plan, and applicable Law.

Section 3.4          Nonqualified Deferred Compensation Plans.  Immediately following the Distribution Date, the applicable member of the SpinCo Group shall continue to sponsor the SpinCo Deferred Compensation Plans.  Prior to, on, and following the Distribution Date, the applicable member of the SpinCo Group shall retain all Liabilities for vested and unvested benefits relating to any current participants who are current or former SpinCo Employees under the SpinCo Deferred Compensation Plans and the payment, administration, funding, and operation of the SpinCo Deferred Compensation Plans in accordance with their terms; provided, that, for the avoidance of doubt, such terms may be amended in accordance with applicable plan terms to remove any requirement to credit interest to participant account balances.  Following the Distribution Date, Parent and the Parent Group shall have no further Liability (either under this Agreement or otherwise) to provide the current or former SpinCo Employees with benefits under the SpinCo Deferred Compensation Plans.  Following the date of this Agreement, Parent and SpinCo shall use commercially reasonable efforts to cooperate in administering the transfer of the SpinCo Deferred Compensation Plans, including by exchanging any necessary participant elections and other records and engaging recordkeepers, administrators, providers, and other third parties in effectuating the provisions of this Section 3.4.

Section 3.5          U.S. Pension Plans.  Immediately following the Distribution Date, the applicable member of the SpinCo Group shall continue to sponsor the SpinCo U.S. Pension Plan.  Prior to, on, and following the Distribution Date, the applicable member of the SpinCo Group shall retain all Assets and Liabilities for vested and unvested benefits relating to any current or former participants under the SpinCo U.S. Pension Plan (such individuals, the “U.S. Pension Participants”) and the applicable qualified trusts, and following the Distribution Date, the applicable member of the SpinCo Group shall have all related responsibilities, fiduciary duties, and obligations under applicable Law with respect to the SpinCo U.S. Pension Plan.  Following the Distribution Date, Parent and the Parent Group shall have no further Liability (either under this Agreement or otherwise) to provide the U.S. Pension Participants with benefits under the SpinCo U.S. Pension Plan.  Following the date of this Agreement, Parent and SpinCo shall use commercially reasonable efforts to cooperate in administering the transfer of the SpinCo U.S. Pension Plan and applicable trust, including by exchanging any necessary participant records, engaging recordkeepers, administrators, providers, insurers, and other third parties and making any and all filings and submissions to the applicable Governmental Entity in effectuating the provisions of this Section 3.5 (including all required documents with the Internal Revenue Service, the United States Department of Labor, and the PBGC, including any PBGC-reportable event filings, Form 5500 and related schedules, ERISA § 101(f) annual funding notices, and any determination/opinion letter submissions).

Section 3.6          UK Pension Plans.

(a)          UK DB Pension Plan. The UK DB Pension Plan is a SpinCo Benefit Plan and shall be a SpinCo Liability.  Parent and SpinCo shall use reasonable best efforts to release, on or prior to the Distribution Date, the Parent Group from all obligations in respect of the UK DB Pension Plan.

(b)          UK DC Pension Plan.  On or before the Distribution Date, the applicable members of the SpinCo Group and the participating SpinCo Employees shall stop accrual in the LifeSight KBR ADSL ADL Section of the UK DC Pension Plan, and SpinCo shall cause a member or members of the SpinCo Group to establish a defined contribution section in the UK DC Pension Plan for SpinCo Employees in the United Kingdom.  The applicable members of the Parent Group and Parent Employees shall continue to participate and accrue benefits in the LifeSight KBR ADSL ADL Section of the UK DC Pension Plan after the Distribution Date.

Section 3.7          Non-U.S. Plans.

(a)          Except as otherwise provided herein, on or before the Distribution Date, the Parent Group shall use commercially reasonable efforts to replicate, establish, or maintain Replication Plans.  If any such Replication Plan is not in effect at SpinCo or the applicable member of the SpinCo Group by the Distribution Date, to the extent necessary, the Parent Group will continue to provide coverage under the corresponding Parent Foreign Benefit Plan pursuant to the Transition Services Agreement (as that term is defined in the Separation Agreement); provided (i) any insurer or vendor consents to such coverage and (ii) such coverage is permissible under the terms of such Parent Foreign Benefit Plan and applicable Law.

(b)          With respect to each Replication Plan, effective at or prior to the Distribution Date, SpinCo shall become, subject to the provisions of this Section 3.7, solely liable to fully perform, pay, and discharge all obligations of such arrangements with respect to SpinCo Employees and Former SpinCo Service Providers, whenever incurred, and, unless otherwise agreed by the parties, to the extent applicable, Parent shall transfer all Assets and Liabilities with respect to SpinCo Employees and Former SpinCo Service Providers to SpinCo or such arrangements as soon as practicable on or after the date on which SpinCo becomes so liable.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1          Treatment of Parent Restricted Stock Unit Awards.  Subject to Section 4.4, each Parent Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time and that is held by a SpinCo Employee, whether vested or unvested, shall automatically be assumed by SpinCo at the Effective Time and converted into a SpinCo RSU Award and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule, settlement terms, and the right to receive any cash dividend equivalents that remain unvested as of the Effective Time without adjustment) as were applicable to the corresponding Parent Restricted Stock Unit Award immediately prior to the Effective Time, except that each such SpinCo RSU Award shall relate to that number of shares of SpinCo Common Stock  (rounded to the nearest whole share) equal to the product of (x) the number of shares of Parent Common Stock that were subject to the corresponding Parent Restricted Stock Unit Award immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio.

Section 4.2          Treatment of Parent Performance Awards.  Subject to Section 4.4, each Parent Performance Award that is outstanding immediately prior to the Effective Time and that is held by a SpinCo Employee, whether vested or unvested, shall automatically be assumed by SpinCo at the Effective Time and converted, in the case of a Parent Performance Award settleable in shares of Parent Common Stock, into a SpinCo RSU Award and in the case of a Parent Performance Award settleable in cash, into a SpinCo Unit Award, provided that, in each case, each SpinCo RSU Award and each SpinCo Unit Award shall continue to have, and be subject to, the same terms and conditions (including vesting schedule, settlement terms, and the right to receive any cash dividend equivalents that remain unvested as of the Effective Time without adjustment) as were applicable to the corresponding Parent Performance Award immediately prior to the Effective Time, except that (i) each such SpinCo RSU Award shall relate to that number of shares of SpinCo Common Stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Parent Common Stock that were subject to such Parent Performance Award immediately prior to the Effective Time based on the level of achievement of the applicable performance metrics, as determined by the Parent Board in accordance with Schedule 4.2 attached hereto and (y) the Equity Award Adjustment Ratio, (ii) to the extent that the Parent Performance Award was settleable in whole or in part in cash, the amount of cash payable under the SpinCo Unit Award shall be determined based on the level of achievement of the applicable performance metrics, as determined by the Parent Board in accordance with Schedule 4.2 attached hereto, and (iii) following the Effective Time, the performance objectives shall no longer be applicable thereto (i.e., such awards shall be solely time-based vesting awards from and after the Effective Time).

Section 4.3          Assumption of Awards; SpinCo Equity Incentive Plans; Registration.  Prior to the Effective Time, Parent and SpinCo shall take any necessary and appropriate actions to enable SpinCo to assume the Parent LTI Awards to be converted pursuant to Section 4.1 and Section 4.2 hereof effective as of the Effective Time on the terms described herein. Effective as of the Effective Time, SpinCo shall adopt the Trinzic, Inc. 2027 Stock and Incentive Plan (the “SpinCo Stock Plan”) and the Trinzic, Inc. Employee Stock Purchase Plan (the “SpinCo ESPP”).  SpinCo agrees to file a registration statement on Form S-8 (or other applicable form), as necessary, with respect to the SpinCo Common Stock authorized for issuance under the SpinCo Stock Plan, the SpinCo RSU Awards described in this Article IV, to the extent not granted under the SpinCo Stock Plan, and the SpinCo ESPP, at, or as soon as practicable following, the Effective Time. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.3, including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

Section 4.4          General Terms.

(a)          All of the adjustments described in this Article IV shall be effected in accordance with Section 409A of the Code, to the extent applicable.  Each Parent LTI Award held by a SpinCo Employee that is outstanding as of immediately prior to the Effective Time and granted pursuant to the Parent Stock Plan shall be treated as described in this Article IV; provided, however, that, prior to the Effective Time, the Parent Board may provide for different treatment with respect to some or all of the awards held by SpinCo Employees located outside of the United States to the extent that the Parent Board deems such treatment necessary or appropriate, including to avoid adverse Tax consequences to such SpinCo Employees.

(b)          For the avoidance of doubt, SpinCo and members of the SpinCo Group, and not Parent or members of the Parent Group, shall be responsible for all withholding requirements with respect to any award issued to a (i) SpinCo Employee under the SpinCo Stock Plan, including the SpinCo RSU Awards and SpinCo Unit Awards, or other relevant plan, or (ii) a Former SpinCo Service Provider under the Parent Stock Plan or other relevant plan.  SpinCo may use any method of obtaining the necessary payment or proceeds, as permitted by applicable Law, to satisfy its withholding obligation with respect to any award issued under the SpinCo Stock Plan, including the SpinCo RSU Awards and SpinCo Unit Awards, or other relevant plan.  Notwithstanding the foregoing, if SpinCo is unable to effectuate such withholding requirements or the administration, management, or payment of such withholding requirements for any reason, Parent shall retain the obligation to withhold and SpinCo shall reimburse and otherwise fully indemnify Parent for all such Liabilities.

(i)          In the event that (A) any transfer of employment of any SpinCo Employee as contemplated by Section 2.2, or (B) any subsequent relocation of a SpinCo Employee to a new jurisdiction after the Effective Time, adversely affects the taxation of the SpinCo Employee’s award under the SpinCo Stock Plan or other relevant plan or results in a tax Liability relating to the SpinCo Employee’s award under the SpinCo Stock Plan or other relevant plan, SpinCo and members of the SpinCo Group shall be solely responsible for the resulting tax Liability, subject to the provisions of the applicable plan which require that each participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for purposes of applicable taxes, pay to SpinCo, or make arrangements satisfactory to the administrator of the SpinCo Stock Plan or other relevant plan regarding payment of, all applicable taxes required by applicable Law to be withheld with respect to the award.  Notwithstanding the foregoing, if SpinCo is unable to assume any such Liability for taxes incurred or the administration, management, or payment of any such Liability for any reason, Parent shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify Parent for all such Liabilities, including the costs of administering the plans, programs, or arrangements under which any such Liabilities have accrued or otherwise arisen.

(ii)          In the event that (A) any transfer of employment of any Parent Employee as contemplated by Section 2.2, or (B) any subsequent relocation of a Parent Employee to a new jurisdiction after the Effective Time, adversely affects the taxation of the Parent Employee’s award under the Parent Stock Plan or other relevant plan or results in a tax Liability relating to the Parent Employee’s award under the Parent Stock Plan or other relevant plan, Parent and members of the Parent Group shall be solely responsible for the resulting tax Liability, subject to the provisions of the applicable plan which require that each participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for purposes of applicable taxes, pay to Parent, or make arrangements satisfactory to the administrator of the Parent Stock Plan or other relevant plan regarding payment of, all applicable taxes required by applicable Law to be withheld with respect to the award.  Notwithstanding the foregoing, if Parent is unable to assume any such Liability for taxes incurred or the administration, management, or payment of any such Liability for any reason, and if SpinCo or a member of the SpinCo Group incurs any Liability for such tax Liability, SpinCo shall retain such Liabilities and Parent shall reimburse and otherwise fully indemnify SpinCo for all such Liabilities, including the costs of administering the plans, programs, or arrangements under which any such Liabilities have accrued or otherwise arisen.

(c)          The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal, and accounting objectives and, in the event that such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1          Cash Incentive Programs.  SpinCo shall, or shall cause the applicable member of the SpinCo Group to, establish, adopt, and maintain one or more short-term cash incentive programs, plans, or arrangements for the 2027 performance year for the benefit of SpinCo Employees, subject to, and in accordance with, the requirements of Section 2.4.  Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, effective as of the Distribution Date, SpinCo shall assume and perform, discharge, fulfill, and satisfy all Liabilities in respect of any Parent cash incentive or sales commission performance period that has not concluded as of the Distribution Date and any Parent cash incentive bonus or sales commission payments earned by any SpinCo Employee or Former SpinCo Employee for performance periods that have concluded prior to the Distribution Date that remain unpaid as of the Distribution Date, in each case in accordance with the terms of the applicable Parent plan or policy in effect on the Distribution Date.

Section 5.2          Time-Off Benefits.  Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, SpinCo shall (i) carry over and credit each SpinCo Employee with the amount of accrued but unused vacation time, paid time-off, and other time-off benefits as such SpinCo Employee had with the Parent Group as of immediately before the date on which the employment of the SpinCo Employee transfers to SpinCo, and (ii) permit each such SpinCo Employee to use such accrued but unused vacation time, paid time off, and other time-off benefits in the same manner and upon the same terms and conditions as the SpinCo Employee would have been so permitted under the terms and conditions of the applicable Parent policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off, and other time-off benefits (if such full exhaustion would be permitted under the applicable Parent policies in effect for that year in which the transfer of employment occurs).

Section 5.3          Workers’ Compensation Liabilities.  With respect to claims for workers’ compensation under a self-insured workers’ compensation program, (a) the SpinCo Group shall be responsible for claims in respect of SpinCo Employees or Former SpinCo Service Providers whether the injury giving rise to such claim first occurred before, at, or after the Effective Time, and (b) the Parent Group shall be responsible for all claims in respect of all current or former Parent Employees and Other Service Providers, whether the injury giving rise to such claim occurred before, at, or after the Effective Time. The treatment of workers’ compensation claims by SpinCo with respect to Parent insurance policies shall be governed by Section 8.1 of the Separation Agreement.

Section 5.4          COBRA Compliance in the United States.  Unless otherwise provided in the Transition Services Agreement and subject to Section 3.1 above, (i) effective as of the Distribution Date, SpinCo shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the SpinCo Welfare Plans, with respect to any SpinCo Employees and Former SpinCo Service Providers and their respective covered dependents who incurred a COBRA qualifying event under a SpinCo Welfare Plan; and (ii) Parent shall retain or assume (as applicable) and be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of Parent Welfare Plans, with respect to any qualified beneficiary (within the meaning of COBRA), including any SpinCo Employees and Former SpinCo Service Providers and their respective covered dependents who incur a COBRA qualifying event or loss of coverage under Parent Welfare Plans, whether prior to, on, or after the Distribution Date.  The Parties agree that the consummation of the transactions contemplated by the Separation Agreement or this Agreement shall not be interpreted to constitute a COBRA qualifying event for any purpose of COBRA.

Section 5.5          Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code.  In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.6          Payroll Taxes and Reporting.  With respect to SpinCo Employees in the United States who were employed by a member of the Parent Group but not employed by a member of the SpinCo Group from January 1 of the calendar year the Effective Time occurs through the Effective Time, Parent and SpinCo shall, to the extent practicable, (i) treat SpinCo (or the appropriate member of the SpinCo Group) as a “successor employer,” and Parent (or the appropriate member of the Parent Group) as a “predecessor,” each within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act with respect to such calendar year, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one Internal Revenue Service Form W-2 with respect to each SpinCo Employee for the calendar year in which the Effective Time occurs.

Section 5.7          Regulatory Filings.  Subject to applicable Law and the Tax Matters Agreement, Parent shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Parent shall provide data and Information (to the extent permitted by applicable Law) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Employees.

Section 5.8          Disability.

(a)          Except as otherwise agreed upon by the Parties, to the extent that any SpinCo Employee is, as of the Distribution Date, receiving short-term disability income replacement benefits as part of any self-funded short-term disability program that constitutes or is part of a Parent Welfare Plan, such SpinCo Employee’s rights to continued short-term disability income replacement benefits thereunder (i) will end under such Parent Welfare Plan as of the Distribution Date; and (ii) all remaining rights thereto will be recognized under the corresponding SpinCo Welfare Plan as of the Distribution Date, and the remainder (if any) of such SpinCo Employee’s short-term disability income replacement benefits will be paid by such SpinCo Welfare Plan; provided that to the extent the applicable SpinCo Welfare Plan is fully insured, SpinCo shall use commercially reasonable efforts to cause the insurer to assume such obligations.  In the event that any SpinCo Employee described above shall have any dispute with the short-term disability benefits they are receiving under a SpinCo Welfare Plan, any and all appeal rights of such employees shall be realized through the SpinCo Welfare Plan (and any appeal rights such SpinCo Employee may have under any Parent Welfare Plan will be limited to benefits received and time periods occurring prior to the Distribution Date).

(b)          The Parent Group shall retain all Liabilities for providing long-term disability benefits under a Parent Welfare Plan; provided that, with respect to any SpinCo Employee and any Former SpinCo Service Provider, such retention of Liability shall apply only to a SpinCo Employee or Former SpinCo Service Provider who is on long-term disability on the Distribution Date, or becomes eligible to receive long-term disability benefits under a Parent Welfare Plan that provides long-term disability benefits prior to, on, or after the Distribution Date with respect to benefits arising from a disability claim incurred by any such SpinCo Employee or Former SpinCo Service Provider prior to the Distribution Date, and only to the extent that such individual is entitled to such benefit.  For this purpose, a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to disability.  For the avoidance of doubt, if, on the Distribution Date, a SpinCo Employee is receiving short-term disability benefits due to an event or condition that occurred prior to the Distribution Date, such SpinCo Employee shall remain a SpinCo Employee and, to the extent that such SpinCo Employee subsequently becomes entitled to long-term disability benefits under a Parent Welfare Plan, such SpinCo Employee’s rights to long-term disability benefits will be recognized under a Parent Welfare Plan, and such SpinCo Employee’s long-term disability benefits will be paid by a Parent Welfare Plan, but only to the extent that such individual is entitled to such benefit.

(c)          For any Former SpinCo Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of a Parent Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent that such Former SpinCo Service Provider may have any “return to work” rights under applicable Law, such Former SpinCo Service Provider’s eligibility for reemployment shall be with SpinCo or the SpinCo Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by SpinCo or the applicable SpinCo Group), provided, however, that, notwithstanding the foregoing, no Former SpinCo Service Provider described in this subsection will be eligible for reemployment as described in this subsection after the first anniversary of the Effective Time.

Section 5.9          Visas.  Parent shall, or shall cause its Affiliates to, use their reasonable best efforts to ensure that any foreign national who requires a visa in order to work for the SpinCo Business in his or her current position may continue to work in such position as a SpinCo Employee following the Effective Time.

Section 5.10          Restrictive Covenants.  Parent agrees that, notwithstanding the terms of any non-compete, nonsolicit, nondisclosure, or other restrictive covenant between Parent or its Affiliates and a SpinCo Employee (the “RCAs”), such SpinCo Employee shall be permitted to accept employment with and provide services to SpinCo and its Affiliates following the Effective Time.  Parent shall not, and shall cause its Affiliates to not, seek to enforce the terms of any such RCA following the Effective Time to the extent such enforcement would restrict such individual’s service to the SpinCo Group.  Parent shall, or shall cause its Affiliate to, assign the right, but not the obligation, for the SpinCo Group to enforce such RCAs following the Effective Time to the extent related to such individual’s service to the SpinCo Group and shall, to the extent permitted by applicable Law, retain, on a non-exclusive basis, any and all rights to enforce such RCAs against any SpinCo Employee not otherwise assigned or prohibited by this Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1          Employer Rights.  Nothing in this Agreement shall be deemed to establish, terminate, or be an amendment to any Parent Benefit Plan or SpinCo Benefit Plan, or create third party beneficiary rights in any employee, plan participant, or other person so as to prohibit any member of the Parent Group or SpinCo Group, as the case may be, from amending, modifying, or terminating any Parent Benefit Plan or SpinCo Benefit Plan at any time in accordance with the terms of such Benefit Plans.

Section 6.2          Effect on Employment.  Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Parent, SpinCo, or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave, or any other term or condition of employment.

Section 6.3          Consent of Third Parties.  If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4          Access to Employees.  On and after the Effective Time, Parent and SpinCo shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal Action between Parent and SpinCo) to which any employee or director of the Parent Group or the SpinCo Group or any Parent Benefit Plan or SpinCo Benefit Plan is a party and which relates to a Parent Benefit Plan or SpinCo Benefit Plan.  The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable out-of-pocket expenses which are actually incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5          Beneficiary Designation/Release of Information/Right to Reimbursement.  To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information, and rights to reimbursement made by or relating to SpinCo Employees under Parent Benefit Plans shall, upon request of SpinCo, be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plans until such beneficiary designations, authorizations, or rights are replaced or revoked by, or no longer apply to, the relevant SpinCo Employee.

Section 6.6          No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations, or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director, or contractor of the Parent Group or the SpinCo Group, other than the Parties and their respective successors and assigns.  Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.

Section 6.7          No Acceleration of Benefits.  Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any SpinCo Employee or other former, current, or future employee of the Parent Group or the SpinCo Group under any Benefit Plan of the Parent Group or the SpinCo Group.

Section 6.8          Employee Benefits Administration.  At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Employees, Former SpinCo Service Providers, Parent Employees, and Other Service Providers, as applicable, including with respect to the provision of employee level Information necessary for the other Party to manage, administer, finance, and file required reports with respect to such administration in accordance with the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1          Entire Agreement.  Subject to Section 9.1 of the Separation Agreement, this Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings, and writings with respect to such subject matter.

Section 7.2          Counterparts.  This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable Law).

Section 7.3          Survival of Agreements.  Except as otherwise contemplated by this Agreement, the Separation Agreement, or any other Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4          Notices.  All notices, requests, claims, demands, and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing, and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) when sent if sent by email to the party to be notified (provided that notice given by email shall not be effective unless (A) such notice specifically states that it is being delivered pursuant to this Section 7.4 and (B) either (1) a duplicate copy of such email notice is promptly given by the method described in clause (ii) or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 7.4), in each case to the intended recipient as set forth below:

If to Parent, to:

KBR, Inc.
601 Jefferson Street, Suite 3400
Houston, TX 77002
Attn: [●]
Email: [●]

If to SpinCo, to:

Trinzic, Inc.
[●]

Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

Section 7.5          Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, this Agreement shall be assignable (i) by either Party, to an Affiliate of such Party, or (ii) to a bona fide third party in connection with a merger, reorganization, consolidation, or the sale of all or substantially all the Assets of a Party so long as the resulting, surviving, or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that, in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.5 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.6          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of, and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.7          Termination and Amendment.  Section 9.9 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.

Section 7.8          Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.9          Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 7.10          Governing Law.  This Agreement and any dispute arising out of, in connection with, or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.11          Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

Section 7.12          Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.13          No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.14          Waiver.  No provisions of this Agreement shall be deemed waived by a Party, unless such waiver is in writing and signed by the authorized representatives of the Party against whom it is sought to enforce such waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power, or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.15          No Admission of Liability.  The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Parent and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Parent or SpinCo.

Section 7.16          Tax Treatment of Payments.  Unless otherwise required by a Final Determination, for U.S. federal income Tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

KBR, INC.

By:
Name:
Title:

TRINZIC, INC.

By:
Name:
Title: